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ASHFORD HOSPITALITY PRIME, INC.

(Name of the Registrant as Specified in its Charter)

SESSA CAPITAL (MASTER), L.P.

SESSA CAPITAL GP, LLC

SESSA CAPITAL IM, L.P.

SESSA CAPITAL IM GP, LLC

JOHN E. PETRY

LAWRENCE A. CUNNINGHAM

PHILIP B. LIVINGSTON

DANIEL B. SILVERS

CHRIS D. WHEELER

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On April 14, 2016, Sessa Capital (Master), L.P. issued and posted to http://FixAshfordPrime.com the following press release:

SESSA CAPITAL SENDS LETTER TO ASHFORD HOSPITALITY PRIME SHAREHOLDERS

Ashford Prime’s Disappointing Strategic Review Process Concludes with a Whimper

Sessa Urges Shareholders to Support Its Five Highly-Qualified Director Nominees

New York – April 14, 2016 – Sessa Capital (Master), L.P. (“Sessa”), owner of 8.2% of the outstanding common shares of Ashford Hospitality Prime, Inc. (NYSE: AHP) (“Ashford Prime” or the “Company”) today sent the following letter to Ashford Prime shareholders in response to the Company’s termination of its strategic review process.

The full text of the letter follows:

Dear Fellow Ashford Prime Shareholders,

As shareholders of Ashford Hospitality Prime, we’re disappointed.

After a seven month process, Ashford Prime’s incumbent directors admitted that the Company’s strategic alternatives process has produced nothing. The takeaway from the process was the incumbent directors’ announcement of an array of unconvincing “initiatives.” In some cases, the incumbent directors' initiatives are ones the Company has unsuccessfully attempted before, and in other cases the initiatives merely reverse actions that the incumbent board should never have taken in the first place. Ashford Prime shareholders deserve better than a repackaged and rehashed set of proposals that depend on follow through from an incumbent board that hasn’t produced in the past.

Since the outset of the strategic alternatives process, we recognized it would be burdened by the Company’s advisory agreement with Ashford Inc, with its unusual and outsized termination fee, recently estimated at more than $200 million. On September 1, 2015, just days after the Company announced the strategic process, we wrote to the Company’s board stating: “Quite simply, the current termination fee is … making a fair strategic review process impossible. …we believe that success or failure will rest on your ability to clarify this critical obstacle.” Seven months later, we know the answer to whether the incumbent board could or would resolve the problem with the termination fee: it couldn’t and it didn’t.

For more than half a year, the incumbent Ashford Prime directors never responded to our requests regarding the termination fee and never clarified how the fee could be addressed or renegotiated to permit a sale of the Company or its assets. Shareholders deserve to know the range of indications of interest received during the strategic process and if the lack of “adequate value” cited by the Company in the indications was due to the drag of the termination fee.

From the ashes of the strategic alternatives process comes the incumbent board’s package of “initiatives,” including “commencing the sale process for up to four of the Company’s assets.” What troubles us is that this board’s plan to sell hotel assets, once past the scrutiny of the proxy season, may be altogether illusory. Even with the incumbent directors’ minimal commitment to commence a sale process, the incumbent board has once again failed to address the termination fee and has yet to obtain a waiver of the fee by Ashford Inc. This aspect of the termination fee problem is wholly the making of the incumbent directors: they agreed to extend the termination fee to asset sales like the ones now proposed only last June, thereby tying the Company’s hands with respect to dispositions. The incumbent directors have conceded that the hotels won’t be sold unless there is a prior agreement that the termination fee will not be triggered. Knowing this, and given that they had already taken seven months in a strategic review process that included asset sales, why didn’t the incumbent directors obtain and disclose the waiver before announcing the plan to sell? Why broadcast a plan the incumbent directors don’t have permission to implement?

We have little confidence in the incumbent directors’ latest recycled proposals. If Ashford Prime’s announcement that it may sell hotels and would institute a stock repurchase program sounds familiar to shareholders, that’s because the Company tried it before, with little success or follow through: In October 2014 the Company announced it would “look to sell” the Courtyard Downtown Philadelphia and potentially other hotels, and the Company instituted a $100 million stock repurchase program.

•	The result of the hotel sale? The Company couldn’t get the sale of the Philadelphia Courtyard or any other hotels completed. It still owns the Philadelphia Courtyard, but now the incumbent directors have repackaged the hotel with three other hotels in their latest advertised plan to sell assets.

•	How about the stock repurchase program? Never completed. The $50 million stock repurchase program announced by the incumbent directors isn’t even a new program – it is part of the old, unfinished program the incumbent directors trumpeted in 2014.

Furthermore, two of the “initiatives” announced by the incumbent directors are not initiatives at all, but rather a reversal of related party arrangements that should have never been approved by the incumbent directors in the first place. The Company announced it would liquidate its investment in a hedge fund created by Ashford Inc and Ashford Prime’s Chairman and CEO, Monty Bennett. But from the beginning the conflicts of interest related to investing in Chairman Bennett’s hedge fund would have been clear to a strong, shareholder-oriented board.

The incumbent board also shelved its effort to sell preferred stock for a penny per share to Company insiders. The penny preferred plan should never even have been considered. The withdrawal of the plan is consistent with what we said in February immediately after the plan was announced – that adopting the plan in the midst of a proxy contest was a breach of fiduciary duties by the incumbent directors and that the plan violated New York Stock Exchange rules requiring shareholder approval of the penny preferred. It appears to us that the incumbent directors were so intent on gaining an advantage in the upcoming election that they failed to do their homework before approving their plan. We worked to protect all shareholders from the possibility of a harmful NYSE delisting and are glad to see the Company withdraw the plan.

If the incumbent Ashford Prime directors are truly proud of their record, including the conduct and results of the strategic review process, they should be willing to run on the merits of their record in a fair and competitive election. Instead, the incumbents continue to hide behind the threat of the proxy penalty – an arrangement the incumbent directors installed in June that would penalize the Company if shareholders elect directors that the incumbents don’t approve. And the incumbents continue to spend shareholder money on lawsuits in an attempt to disqualify our nominees. With a lackluster total shareholder return since inception and a disappointing strategic review process, the incumbent directors appear to be hanging their hopes of re-election on the threat of the proxy penalty and litigation tactics, rather than running on their record in a fair, competitive election at this year’s annual meeting on June 10.

Ashford Prime’s shareholders are overwhelmingly comprised of institutional investors (89%) who have a legal obligation to vote shares in the best interests of their constituents or clients. We believe these shareholders, in this election like every other director election, have the ability and knowledge to properly vet and evaluate the director candidates. An election process in which the incumbents decide if anyone can run against them is not a fair process. If the Company’s sophisticated and knowledgeable shareholders elect our nominees over the incumbent slate, shareholder demands for governance change should be respected by the incumbent directors, who have the power to neutralize the proxy penalty but who we believe are instead ‘gaming’ the election with their continued threats to trigger the proxy penalty.

We call especially on the Company’s supposedly independent directors, former Texas State Representative Stefani Carter, Curtis McWilliams, Michael Murphy, Texas State Representative Matthew Rinaldi and Andrew Strong, to explain to Ashford Prime shareholders how potentially taking in excess of $200 million of the shareholders’ money and giving it to a related party controlled by Chairman Bennett – and getting nothing in return – is consistent with their fiduciary duty obligations to Ashford Prime shareholders. We renew our calls upon the incumbent directors to comply with their duties to shareholders by neutralizing the proxy penalty so shareholders can vote for directors without the coercive specter of handing over more than half their Company’s market cap to Chairman Bennett’s external manager.

As a significant, 8.2% holder of Ashford Prime shares, our interests are aligned with yours. We need your support in electing our nominees so that they can make sure your interests and the interests of ALL shareholders are the priority at Ashford Prime. Your vote is extremely important, no matter how many or how few shares you own. Whether or not you plan to attend the annual meeting, you have an opportunity to elect directors committed to protecting your investment in Ashford Prime by voting the WHITE proxy card. Vote the WHITE card TODAY to elect our slate of nominees and ensure that the Ashford Prime Board of Directors is working for YOU, not THEMSELVES!

We urge you to vote the WHITE proxy card for our proposed slate of five board nominees, who possess significant experience in the areas of real estate investing, lodging industry management, capital markets and corporate governance.

Sincerely,

John Petry, Managing Member

If you have questions about how to vote your shares, or need additional assistance,

please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Stockholders Call Toll-Free: (888) 750-5834

Banks and Brokers May Call Collect: (212) 750-5833

For additional details and materials, please visit FixAshfordPrime.com.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Sessa Capital (Master), L.P. (“Sessa Capital”) and the other Participants (as defined below) have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and an accompanying WHITE proxy card to be used to solicit proxies for, among other matters, the election of its slate of director nominees at the 2016 annual shareholders meeting of Ashford Prime. The participants in the proxy solicitation include Sessa, Sessa Capital GP, LLC, Sessa Capital IM, L.P., Sessa Capital IM GP, LLC, John E. Petry, Lawrence A. Cunningham, Philip B. Livingston, Daniel B. Silvers, and Chris D. Wheeler (collectively, the “Participants”).

SESSA CAPITAL STRONGLY ADVISES ALL STOCKHOLDERS OF ASHFORD PRIME TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS RELATING TO THE PARTICIPANTS’ SOLICITATION BECAUSE THEY CONTAIN IMPORTANT INFORMATION INCLUDING INFORMATION ABOUT THE PARTICIPANTS. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, INNISFREE M&A INCORPORATED AT (888) 750-5834.

Media Contacts:

Sard Verbinnen & Co

Dan Gagnier / Nathaniel Garnick

212.687.8080

Daniel Goldstein

310.201.2040

Investor Contacts:

Innisfree M&A Incorporated

Scott Winter / Jonathan Salzberger

212.750.5833